Exhibit 99.1

Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer
mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA ANNOUNCES AMENDMENT OF ITS UNSECURED REVOLVING CREDIT FACILITY

DAYTONA BEACH, Fla. – September 7, 2017 –  Consolidated-Tomoka Land Co. (NYSE American: CTO) (the “Company”) today announced the second amendment and restatement of its unsecured revolving credit facility (the “Revolver Amendment”).

The Revolver Amendment included, but was not limited to, the following enhancements and modifications:

•	Increased the lending commitment from $75 million to $100 million, with the ability to increase that commitment up to $150 million versus $125 million previously;
•

Enhanced the borrowing base value of the Company’s income properties by applying reduced cap rates on its properties occupied by investment grade tenants and for all other retail and office properties;

•

Reduced the interest rate whereby the low end of the rate range is 30-day LIBOR plus 150 basis points when the Company’s total debt to total asset value, as defined in the Revolver Amendment, is less than or equal to 45%, and the top end of the rate range is 30-day LIBOR plus 220 basis points when the total debt to total asset value is above 55% up to the maximum debt to total asset value of 60%. At signing the debt to total asset value as calculated under the Revolver Amendment was 45%. Prior to closing the Revolver Amendment the calculated debt to total asset value was 52%;

•	Reduced the fixed charge coverage ratio by 25 basis points, from 1.75 times to 1.50 times. At closing of the Revolver Amendment this ratio was approximately 2.17 times; and
•	Extended the initial maturity date three years from August 2018 to September 2021, with a one-year extension option at the Company’s election.

The refinancing was led by Bank of Montreal as Administrative Agent, and Branch Banking & Trust Company and Wells Fargo Bank N.A. as Co-Syndication Agents.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including more than 1.9 million square feet of income properties, as well as approximately 8,100 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentation for the quarter ended June 30, 2017, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements.  Such factors may include the completion of 1031 exchange transactions, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.